Exhibit 5.1

                                                                        April 2, 2004

Freeport-McMoRan Copper & Gold Inc.

1615 Poydras Street

New Orleans, Louisiana  70112

Re:

Registration Statement on Form S-4

$350,000,000 Principal Amount of 6⅞% Senior Notes due 2014

Ladies and Gentlemen:

We have served as counsel to Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“FCX”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by FCX with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on the date hereof with respect to FCX’s offer to exchange (the “Exchange Offer”) up to $350 million aggregate principal amount of FCX’s registered 6⅞% Senior Notes due 2014 (the “Exchange Notes”) for a like principal amount of FCX’s unregistered 6⅞% Senior Notes due 2014 (the “Outstanding Notes”). The Exchange Notes will be offered under an Indenture, dated as of February 3, 2004, between FCX and The Bank of New York, as trustee (the “Indenture”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that when: (a) the Exchange Notes upon consummation of the Exchange Offer have been duly executed by FCX and authenticated by the trustee therefor in accordance with the terms of the Indenture; and (b) the Exchange Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Exchange Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligation of FCX, enforceable against FCX in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinion set forth above is subject to the qualification that enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting the enforcement of creditors’ rights; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Exchange Note:  (a) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act of 1933 and such effectiveness shall not have been terminated or rescinded and (b) there will not have occurred any change in law affecting the validity or enforceability of such Exchange Note.

The foregoing opinion is limited to the laws of the State of Louisiana, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. As to the matters pertaining to the laws of New York, we have relied on the opinion of New York counsel to the initial purchasers of the Outstanding Notes.  We assume no obligation to revise or supplement this opinion should such currently applicable laws be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of FCX relating to the Exchange Offer and to the reference to our name in the prospectus contained therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the Commission.

Very truly yours,

JONES, WALKER, WAECHTER, POITEVENT

CARRèRE & DENèGRE, L.L.P.

By:             /s/ Douglas N. Currault II

Douglas N. Currault II